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                     AMENDMENT TO EMPLOYMENT AGREEMENT OF
                              RONALD D. PALIUGHI


     THIS AMENDMENT TO EMPLOYMENT AGREEMENT OF RONALD D. PALIUGHI (the "Amendment") made and entered into as of June 10, 1996 by and between National Propane Corporation, a Delaware corporation (the "Company"), and Ronald D. Paliughi, an individual residing at 1546 West Mt. Vernon Road, Mt. Vernon, Iowa 52314 (the "Executive").

     The Executive and the Company are parties to that certain Employment Agreement dated as of April 24, 1993, as amended by Amendment Nos. 1 and 2 to Employment Agreement of Ronald D. Paliughi, dated as of December 7, 1994 and as of March 27, 1995, respectively, and a letter agreement dated June 6, 1996 (collectively, the "Existing Employment Agreement").

     Pursuant to the Existing Employment Agreement, the Executive is employed by the Company as President and Chief Executive Officer. The Company values the contribution that the Executive has made to the Company's business and affairs and the anticipated contribution the Executive will make to the Company's business and affairs in the future. The Company and the Executive desire to amend the Existing Employment Agreement to provide the benefits provided for herein.

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

     1. The Amendment. The Existing Employment Agreement is hereby amended by deleting "ARTICLE IV--SEVERANCE BENEFITS" as it currently appears in the Existing Employment Agreement and substituting in lieu thereof the following:

                                   ARTICLE IV
                               SEVERANCE BENEFITS

          SECTION 1. Requirements for Severance Benefits. The Company shall pay the Executive the benefits set forth in Section 2 below (collectively the "Severance Benefits"), only under the following circumstances:

               1.1 Termination by the Company. Subject to Section 1.4 below, if, during the Term of this Agreement, the Company terminates the Executive's employment of the Executive shall be entitled to receive the Severance Benefits;

               1.2 Constructive Termination. If, during the Term of this Agreement, a Change of Circumstances (as defined in Section 3.1 below) occurs, then at any time within 45 calendar days following such Change of Circumstances the Executive may, at Executive's sole option, terminate Executive's employment with the Company by delivering a written notice (the "Termination Notice") of termination to the Company during such 45 calendar day period and the Executive

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     shall be entitled to receive the Severance Benefits. The Termination Notice shall specify (i) the date on which the Executive will terminate the Executive's employment with the Company, which date shall be no fewer than 45 calendar days, and no more than 75 calendar days, following the date the Termination Notice is delivered to the Company and (ii) the Change of Circumstances which caused the Executive's termination; or

               1.3 Termination of this Agreement. If, as of the last day of the Term of this Agreement, the Executive is still employed by the Company and this Agreement has not been renewed or extended on terms which are substantially similar to this Agreement for at least two years, the Executive shall be entitled to the Severance Benefits.

               1.4 No Severance Benefits Paid. Notwithstanding anything herein to the contrary, no Severance Benefits shall be paid to the Executive hereunder if (i) the Executive voluntarily resigns prior to the last day of the Term of this Agreement or (ii) the Executive's employment is terminated for "good cause".

          SECTION 2. Severance Benefits. Following a termination of Executive's employment with the Company which satisfies the conditions of Section 1, the Executive shall be entitled to receive the Severance Benefits set forth in this Section 2, in lieu of any other amounts payable under this Agreement.

               2.1 Computation. The Executive shall be paid: (A) on the thirtieth calendar day following any such termination, less applicable local, state and federal tax withholdings, an amount equal to amounts accrued but unpaid to the Executive under the Company's Mid-Term Cash Incentive plan with respect to all years immediately preceding the year in which such termination occurs and (B) an amount equal to the product of (a) two multiplied by (b) the sum of

               (i) the Executive's annual base salary in effect as of the date of such termination, plus

               (ii) an amount equal to the greater of (1) 75% of the Executive's annual base salary in effect as of the date of such termination and (2) the amount of bonus (excluding amounts payable under or with respect to the Company's Mid-Term Cash Incentive Plan and excluding any bonus awarded with respect to the Executive's role in connection with the initial public offering of National Propane Partners, L.P. and related transactions) paid to the Executive with respect to the year immediately preceding the year in which such termination occurs.

     The amounts payable under this clause (B) shall be paid when and as such amounts would otherwise be payable, hereunder as if such termination had not occurred.


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               2.2 Restricted Stock and Stock Options. If, during the Term of this Agreement, the Executive is entitled to receive Severance Benefits, pursuant to Section 1 above, then:

               (a) all stock options previously granted to the Executive under Triarc Companies, Inc. 1993 Equity Participation Plan shall vest immediately in their entirety, and the Executive shall have one year from the date of such vesting to exercise such options in accordance with their respective terms; and

               (b) the restrictions with respect to all restricted stock awards previously awarded to the Executive under Triarc Companies, Inc. 1993 Equity Participation Plan shall lapse immediately.

               2.3 Employee Benefits. All health and medical insurance benefits will be retained for a period of time required under the Consolidated Omnibus Budget Reconciliation Act, with the Company paying the cost, if any, of such benefits.

               2.4 No Duty to Mitigate. The amount payable under this Section 2 shall not be reduced by any earnings of Executive from any other source.

               3.1 Definition of "Change of Circumstances". For purposes of this Agreement, a "Change of Circumstances" shall be deemed to have occurred if, for any reason other than "good cause, " the Company (a) demoted Executive by reducing the Executive's title, (b) reduced Executive's base salary, (c) materially reduces Executive's authority or responsibility, or (d) requires Executive to change the principal location of the performance of Executive's duties by more than 100 miles; provided, however, that none of the foregoing events shall be deemed to be a Change of Circumstances unless Executive gives the Board of Directors of the Company written notice, specifying in reasonable detail the nature of the event and the basis for Executive's contention that such event constitutes a Change of Circumstances, and the Company fails to restore the Executive to the Executive's former position, salary, rights, benefits, authority, responsibility, and/or employment location within thirty calendar days after receiving such notice.

          SECTION 4. Certain Relocation Expenses. If, during the term of this Agreement, the Executive is entitled to receive Severance Benefits pursuant to Section 1 above, then the Executive shall be entitled to reimbursement of expenses and other benefits associated with the relocation of the Executive's residence to a new location pursuant to the Relocation Policy attached to this Agreement as Exhibit C.

          SECTION 5. No Right to Employment. Nothing in this Agreement shall prohibit the Company or its successor from terminating Executive's employment at any time with or without "good cause," as long as the Company or its successor complies with its obligations hereunder.

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     2. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be considered an original for all purposes, and all of which when taken together shall constitute a single counterpart instrument. Executed signature pages to any counterpart instrument may be detached and affixed to a single counterpart, which single counterpart with multiple executed signature pages affixed thereto shall constitute the original counterpart instrument. All of those counterpart pages shall be read as though one, and they shall have the same force and effect as if all the signers had executed a single signature page.

     3. Governing Law; Miscellaneous. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law.

     4. Existing Employment Agreement. Except as amended hereby, the Existing Employment Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized person of each undersigned to be effective as of the date first above written.


                                          /s/ Ronald D. Paliughi
                                              Ronald D. Paliughi



                                  NATIONAL PROPANE CORPORATION



                                  By:   /s/ Ronald R. Rominiecki
                                        Name: Ronald R. Rominiecki
                                        Title: Senior Vice President and Chief
                                               Financial Officer




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